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                                                                    EXHIBIT 3.79

                            ARTICLES OF INCORPORATION

                                       OF

                      SYNAGRO OF MINNESOTA - REHBEIN, INC.


       The undersigned, being of full age, for the purpose of forming a corporation under and pursuant to the provisions of Minnesota Statutes, Chapter 302A and Laws amendatory thereof and supplementary thereto, does hereby establish a body corporate and adopts the following Articles of Incorporation.


                                   ARTICLE I.

       The name of this corporation is Synagro of Minnesota - Rehbein, Inc.


                                   ARTICLE II.

       The corporation shall have general business purposes.


                                  ARTICLE III.

       Its duration shall be perpetual.


                                   ARTICLE IV.

       The address of its registered office in this state is 33 South Sixth Street, Multifoods Tower, Minneapolis, Minnesota, 55402.


                                   ARTICLE V.

       The total authorized number of shares is 25,000 and the par value of each share is $1.00. Cumulative voting of the shares is expressly prohibited. No shareholder or other person shall have any preemptive right whatsoever.


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                                   ARTICLE VI.

       The name and post office of the Incorporator herein is:

                                 Linda J. Rehbein
                                 14890 Ostrum Trail North
                                 Marine-on-the-St. Croix, MN 55047


                                  ARTICLE VII.

       No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for any breach of that director's fiduciary duties. This article shall not eliminate or limit the liability of a director:
(a) for any breach of the director's duty of loyalty to the corporation or its shareholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under section 302A.559 or 80A.23; (d) for any transaction which the director derived an improper personal benefit; or (e) for any act or omission occurring prior to the date when this provision in the articles becomes effective. If the Minnesota Statutes or other applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Statutes or other applicable law, as so amended. Any repeal or modification of the foregoing paragraph by the shareholders shall not adversely affect any right or protection of a director existing at the time of such repeal or modification.

       IN TESTIMONY WHEREOF, I have hereunto set my hand, this 2nd day of January, 1985.



                                               /s/ Lynda J. Rehbein
                                               --------------------
                                               Lynda J. Rehbein

In presence of:

/s/ Witness
----------------------------

/s/ Witness
----------------------------


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STATE OF MINNESOTA   )
                     ) ss.
COUNTY OF ANOKA      )


       On this 2nd day of January, 1985, before me personally appeared Lynda J. Rehbein, to me known to be the person named in and who executed the foregoing Articles of Incorporation and acknowledged that she executed the same as her own free act and deed for the uses and purposes therein expressed.


                                               /s/ Notary Public
                                               -----------------
                                               Notary Public